                                                                     EXHIBIT 4.2

                                                                       EXHIBIT B



THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY APPLICABLE REGULATION OF ANY STATE AND IS NOT TRANSFERABLE EXCEPT UPON THE CONDITIONS SPECIFIED IN SECTION 16 OF THE PURCHASE AGREEMENT REFERRED TO HEREIN.

RIGHTS OF THE HOLDER TO RECEIVE PAYMENT AND ITS LIENS AND MORTGAGES SECURING SUCH PAYMENT ARE SUBJECT AND SUBORDINATE TO THE PRIOR PAYMENT OF ALL OBLIGATIONS OF THE COMPANY TO NBD BANK AND TO THE LIENS AND MORTGAGES OF NBD BANK PURSUANT TO THE TERMS OF A SUBORDINATION AGREEMENT DATED AS OF JULY __, 1997.

                                  MEDAR, INC.
                    12.95% Senior Subordinated Secured Note
                               Due June 30, 2005



                              Dated July __, 1997
                               New York, New York

No. _

     FOR VALUE RECEIVED, the undersigned MEDAR, INC., a Michigan corporation (herein, together with any successor, referred to as the "Company"), hereby promises to pay to ______________________ (the "Payee") or registered assigns, the principal sum of _____ Million Dollars ($_,000,000) in annual installments of $_________ beginning on June 30, 2000 and on each June 30 thereafter to and including June 30, 2004, and shall pay in full the remaining principal amount of all Notes then outstanding on the maturity date of June 30, 2005, plus interest (computed on the basis of the actual number of days elapsed over a 360-day year) on the unpaid balance of such principal sum from the date hereof at the interest rate of 12.95% per annum, payable quarterly on the 30th day of March, June, September and December of each year, commencing September 30, 1997 (which first interest payment shall be for the period from and including the date hereof through and including September 30, 1997) until the entire principal amount hereof shall have become due and payable, whether at maturity or at a date fixed for prepayment or by acceleration or declaration or otherwise, and at the Default Rate on any overdue installment of principal (including any overdue prepayment of principal) and on any overdue premium and (to the extent permitted by law) on any overdue installment of interest until paid. The Default Rate shall be equal to the per annum interest rate on this Note, plus four percent (4%).

     Capitalized terms not otherwise defined herein shall have the meaning ascribed thereto in the Note and Warrant Purchase Agreement dated as of July
__, 1997 (the "Purchase Agreement"), by and among the Company, the Payee and the other Purchasers named therein.

     If any payment due hereunder becomes due and payable on a day which is not a Business Day, the due date thereof shall be the next day which is a Business Day, and the interest payable on such next Business Day shall be the interest accruing through such actual date of payment.

     Payments of principal and interest shall be made in lawful money of the United States of America at the principal office of the Company at Farmington Hills, Michigan, or at such other place as the Company shall have designated for such purpose to the holder thereof in writing, and may be paid by check mailed, or shall be made by wire transfer, all as provided in the Purchase Agreement, to the address or account designated by the holder hereof for such purpose.

     This Note is one of a duly authorized issue of Notes issued to the Purchasers pursuant to the Purchase Agreement. This Note is subject to the provisions of and is entitled to the benefits of the Purchase Agreement. In addition, the payment of the principal of, premium, if any, and interest on this Note is subordinated in right of payment to the prior payment in full of certain other obligations of the Company to the extent and in the manner set forth in the Purchase Agreement and the Subordination Agreement, dated as of July __, 1997 (the "Subordination Agreement"), among NBD Bank and the Purchasers and acknowledged by the Company, Integral Vision Ltd. and Medar Canada Ltd.. Each holder of this Note, by accepting the same, agrees to and shall be bound by the provisions of the Purchase Agreement and the Subordination Agreement.

     The obligations of the Company under this Note (and under the Purchase Agreement) are secured by the Collateral. The existence of such Collateral does not in any way reduce or restrict the rights and remedies available to a holder of this Note whether such rights and remedies arise under this Note, the Purchase Agreement or otherwise.

     This Note is transferable only upon the terms and conditions specified in the Purchase Agreement.

     In case an Event of Default shall occur and be continuing, all amounts then remaining unpaid on this Note shall become or may be declared due and payable in the manner and with the effect provided in the Purchase Agreement.

     No reference herein to the Purchase Agreement and no provision hereof or thereof shall alter or impair the obligations of the Company, which are absolute and unconditional, to pay the principal hereof and interest hereon at the respective times and places specified herein and in the Purchase Agreement.
     This Note is delivered in and shall be construed and enforced in accordance with and governed by the laws of the State of New York (other than any conflict of laws rules which might result in the application of laws of any other jurisdiction).

     Subject to the provisions of Section 16 of the Purchase Agreement, the Company may treat the person in whose name this Note is registered as the owner and holder of this Note for the purpose of receiving payment of principal of, premium, if any, and interest on this Note and for all other purposes whatsoever, and the Company shall not be affected by any notice to the contrary (except that the Company shall comply with the provisions of Section 12 of the Purchase Agreement regarding the issuance of a new Note or Notes to permitted transferees).

     IN WITNESS WHEREOF, MEDAR, INC. has caused this Note to be dated and to be executed and issued on its behalf by its officer thereto duly authorized.


                                             MEDAR, INC.


                                             By _____________________
                                              Name:
                                              Title:



                                    - 3 -